EXHIBIT 23.1

                  INDEPENDENT AUDITORS' CONSENT

The Board of Directors
American HealthChoice, Inc.

     We consent to incorporation by reference into the registration statement on Form S-8 of American HealthChoice, Inc. pertaining to the issuance of 4,500,000 shares of common stock under the Legal Services Agreement, of our report dated
December 12, 2003, relating to the balance sheet of American HealthChoice, Inc. as of September 30, 2003 and the related statements of income, shareholders' equity, and cash flows for the years ended September 30, 2003 and 2002, which report appears in the Form 10-KSB of the Company dated September 30, 2003, as filed December 29, 2003.

     /s/ LANE GORMAN & TRUBITT, L.L.P.



Dallas, Texas
April 14, 2004